Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of W&T Offshore, Inc. of our report dated July 21, 2011, relating to the Statement of Revenues and Direct Operating Expenses of the Opal Resources LLC and Opal Resources Operating Company LLC (the “Permian Basin Properties”), which appears in W&T Offshore, Inc.’s Current Report on Form 8-K/A dated July 21, 2011. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 23, 2012